EXHIBIT 99.1

Cleco Corporation posts 2015 first quarter operational earnings of $0.46 per diluted share

PINEVILLE, La., April 28, 2015 - Cleco Corporation (NYSE: CNL) posted 2015 first quarter earnings of $26.9 million, or $0.44 per diluted share, up from $25.9 million, or $0.43 per diluted share recorded in the first quarter of 2014. Operational earnings, excluding special items, of $28.2 million, or $0.46 per diluted share, were up from $25.5 million, or $0.42 per diluted share recorded in the first quarter of 2014.

“We started 2015 with lower rates as a result of our formula rate plan extension that began in July 2014 and milder winter weather compared to last year; however, through fewer and lower-cost planned outages, we produced solid results, essentially in line with our expectations,” said Bruce Williamson, chairman, president and CEO of Cleco Corporation. “We continue to closely monitor our operations to ensure we are serving our customers efficiently and safely as we work through the approval process of our strategic transaction.”

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	For the three months ended Mar. 31
Subsidiary	2015	2014
Cleco Power LLC	$0.47	$0.43
Corporate and Other	(0.01)	(0.01)
Operational diluted earnings per share (Non-GAAP)	0.46	0.42
Adjustments[1]	(0.02)	0.01
Diluted earnings per share applicable to common stock	$0.44	$0.43

GAAP refers to United States generally accepted accounting principles.

Quarter-Over-Quarter Operational Diluted Earnings Per Share Reconciliation:

$0.42	2014 first-quarter operational diluted earnings per share

(0.01)	Non-fuel revenue
0.08	Other expenses, net
(0.01)	AFUDC (allowance for funds used during construction)
(0.02)	Income taxes
$0.04	Cleco Power results

—	Corporate and Other results

$0.46	2015 first-quarter operational diluted earnings per share

(0.02)	Adjustments[1]

$0.44	2015 first-quarter reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

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Cleco Corporation

Cleco Power

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Non-fuel revenue decreased earnings by $0.01 per share compared to the first quarter of 2014 primarily due to $0.03 per share related to adjustments to Cleco Power’s formula rate plan and $0.03 per share related to lower retail customer sales from lower usage and milder winter weather. These amounts were partially offset by $0.03 per share of higher transmission revenue and $0.02 per share related to higher sales to wholesale customers.

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Other expenses, net, increased earnings by $0.08 per share compared to the first quarter of 2014 primarily related to $0.12 per share of lower maintenance expense largely from lower planned generating station outages. Also contributing to the increase was $0.03 per share of lower depreciation and amortization expense. These amounts were partially offset by $0.04 per share of higher non-recoverable fuel expenses related to higher MISO transmission expenses and administrative fees and $0.03 per share of higher pension expense.

•	AFUDC decreased earnings by $0.01 per share compared to the first quarter of 2014 primarily due to lower costs related to the Mercury and Air Toxics Standards project.

•	Income taxes decreased earnings by $0.02 per share compared to the first quarter of 2014 primarily due to a settlement with taxing authorities.

Corporate and Other

•	Revenue decreased earnings by $0.06 per share compared to the first quarter of 2014 primarily due to the transfer of Coughlin to Cleco Power.

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Other expenses, net, increased earnings by $0.06 per share compared to the first quarter of 2014 due to $0.04 per share of lower operations and maintenance expense, $0.01 per share of lower depreciation expense, and $0.01 per share of lower taxes other than income taxes, all related to the transfer of Coughlin to Cleco Power.

For a discussion of other transactions affecting Corporate and Other results, please refer to “Operational Earnings Adjustments” below.

Operational Earnings Adjustments:

Cleco’s management uses operational diluted earnings per share, which is a non-GAAP measure, to evaluate the operations of Cleco and establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented. Operational earnings and operational diluted earnings as presented here may not be comparable to similarly titled measures used by other companies. Operational earnings and operational diluted earnings per share should not be considered alternatives to, or more meaningful than, net income, cash flows from operating activities, or any other measure presented in accordance with GAAP. The following table provides a reconciliation of operational diluted earnings per share to reported GAAP diluted earnings per share.

Reconciliation of Operational Diluted Earnings Per Share to Reported GAAP Diluted Earnings Per Share

	Diluted Earnings Per Share
	For the three months ended Mar. 31
	2015	2014
Operational diluted earnings per share	$0.46	$0.42
Life insurance policies	0.01	0.01
Merger transaction costs	(0.03)	—
Reported GAAP diluted earnings per share applicable to common stock	$0.44	$0.43

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Cleco Corporation

Reconciling adjustments from operational diluted earnings per share to GAAP diluted earnings per share are as follows:

Life Insurance Policies

Cleco has life insurance policies covering certain members of management. These policies have a cash surrender value component that is carried as an asset and adjusted due to market changes, premium payments, or policy redemptions. Cleco is unable to predict market changes, cash surrender value amounts, or the timing of death benefits related to these policies, and management does not consider these items to be a component of operational earnings. The resulting adjustments for these items increased earnings by $0.01 per share for both of the first quarters of 2015 and 2014.

Merger Transaction Costs

Cleco Corporation announced on Oct. 20, 2014, that it entered into an agreement to be acquired by a North American investor group led by Macquarie Infrastructure and Real Assets and by British Columbia Investment Management Corporation. Regulatory approvals for the transaction are pending. During the first quarter of 2015, merger transaction costs decreased earnings by $0.03 per share. Because these are one-time expenses, management does not consider these adjustments to be a component of operational earnings. During the first quarter of 2014, merger transaction costs had no impact on earnings.

Cleco management will discuss the Company’s first-quarter 2015 results during a conference call scheduled for 8:30 a.m. Central time (9:30 a.m. Eastern time) Wednesday, April 29, 2015. The call will be webcast live on the internet. A replay will be available for 12 months. Investors may access the webcast through the Company’s website at www.cleco.com by selecting “Investors” and then “Q1 2015 Cleco Corporation Earnings Conference Call.”

Please note: Statements in this press release include “forward-looking statements” about future events, circumstances and results within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including, without limitation, statements containing the words “may,” “might,” “will,” “should,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future”, “potential,” “intend,” “seek to,” “plan,” “assume,” “believe,” “target,” “forecast,” “goal,” “objective,” “continue” or the negative of such terms or other variations thereof and similar expressions, are statements that could be deemed forward-looking statements. These statements are based on the current expectations of Cleco’s management.

Although Cleco believes that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties that could cause the actual results and events in future periods to differ materially from Cleco’s expectations and those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. Risks, uncertainties and other factors include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; or could otherwise cause the failure of the merger to close; (ii) the failure to obtain regulatory approvals required for the merger, or required regulatory approvals delaying the merger or causing the parties to abandon the merger; (iii) the failure to obtain any financing necessary to complete the merger; (iv) risks related to disruption of management’s attention from Cleco’s ongoing business operations due to the transaction; (v) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against Cleco and others relating to the merger agreement; (vi) the risk that the pendency of the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the merger; (vii) the fact that actual or expected credit ratings of Cleco or any of its affiliates, or otherwise relating to the merger, may be different from what the parties expect; (viii) the effect of the announcement of the merger on Cleco’s relationships with its customers, operating results and business generally; (ix) the amount of the costs, fees, expenses and charges related to the merger; (x) the receipt of an unsolicited offer from another party to acquire assets or capital stock of Cleco that could interfere with the merger; (xi) future regulatory or legislative actions that could adversely affect Cleco; and (xii) other economic, business and/or competitive factors. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Cleco. Therefore, forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on any forward-looking statements.

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Cleco Corporation

Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in Cleco’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2014, which was filed with the Securities and Exchange Commission on Feb. 27, 2015, under the headings Part I, Item 1A, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All subsequent written and oral forward-looking statements attributable to Cleco or persons acting on its behalf are expressly qualified in their entirety by the factors identified above. The forward-looking statements represent Cleco’s views as of the date on which such statements were made and Cleco undertakes no obligation to update any forward-looking statements, whether as a result of changes in actual results, change in assumptions, or other factors affecting such statements.

Cleco Corporation is a public utility holding company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which is engaged principally in the generation, transmission, distribution, and sale of electricity, primarily in Louisiana. Cleco Power owns 11 generating units with a total nameplate capacity of 3,340 megawatts. Cleco Power serves approximately 286,000 customers in Louisiana through its retail business, and it supplies wholesale power in Louisiana and Mississippi. Cleco Corporation announced on Oct. 20, 2014, that it entered into an agreement to be acquired by a North American investor group led by Macquarie Infrastructure and Real Assets and by British Columbia Investment Management Corporation. Regulatory approvals for the transaction are pending. For more information about Cleco, visit www.cleco.com.

Analyst Contact:
Tom Miller
tom.miller@cleco.com
(318) 484-7642

Media Contact:
Robbyn Cooper
robbyn.cooper@cleco.com
(318) 484-7136

	For the three months ended Mar. 31
(Unaudited)	(million kWh)			(thousands)
	2015	2014	Change	2015	2014	Change
Electric Sales
Residential	969	1,026	(5.6)%	$67,539	$74,934	(9.9)%
Commercial	631	623	1.3%	46,423	48,463	(4.2)%
Industrial	442	549	(19.5)%	20,007	21,825	(8.3)%
Other retail	33	33	—%	2,593	2,655	(2.3)%
Surcharge	—	—	—%	5,449	2,435	123.8%
Total retail	2,075	2,231	(7.0)%	142,011	150,312	(5.5)%
Sales for resale	841	474	77.4%	17,725	12,585	40.8%
Unbilled	(128)	(106)	(20.8)%	(6,435)	(5,713)	(12.6)%
Total retail and wholesale customer sales	2,788	2,599	7.3%	$153,301	$157,184	(2.5)%

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended Mar. 31	2015	2014
Operating revenue
Electric operations	$277,514	$269,759
Other operations	17,732	14,814
Gross operating revenue	295,246	284,573
Electric customer credits	211	(186)
Operating revenue, net	295,457	284,387
Operating expenses
Fuel used for electric generation	88,125	59,047
Power purchased for utility customers	44,081	52,724
Other operations	28,557	26,993
Maintenance	19,082	32,369
Depreciation	37,278	41,741
Taxes other than income taxes	13,472	14,106
Merger transaction costs	2,140	—
Loss on sale of assets	—	69
Total operating expenses	232,735	227,049
Operating income	62,722	57,338
Interest income	297	602
Allowance for equity funds used during construction	1,076	1,631
Other income	866	971
Other expense	(589)	(672)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	20,443	20,758
Allowance for borrowed funds used during construction	(321)	(490)
Total interest charges	20,122	20,268
Income before income taxes	44,250	39,602
Federal and state income tax expense	17,328	13,678
Net income applicable to common stock	$26,922	$25,924

Average number of basic common shares outstanding	60,463,693	60,472,969
Average number of diluted common shares outstanding	60,700,085	60,713,587
Basic earnings per share
Net income applicable to common stock	$0.45	$0.43
Diluted earnings per share
Net income applicable to common stock	$0.44	$0.43
Dividends declared per share of common stock	$0.4000	$0.3625

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At Mar. 31, 2015	At Dec. 31, 2014
Assets
Current assets
Cash and cash equivalents	$64,836	$44,423
Accounts receivable, net	71,800	69,598
Other current assets	325,217	386,583
Total current assets	461,853	500,604
Property, plant and equipment, net	3,168,529	3,165,458
Equity investment in investees	14,540	14,540
Prepayments, deferred charges and other	689,306	698,471
Total assets	$4,334,228	$4,379,073
Liabilities
Current liabilities
Long-term debt due within one year	$53,809	$18,272
Accounts payable	81,228	127,268
Other current liabilities	119,398	92,230
Total current liabilities	254,435	237,770
Long-term liabilities and deferred credits	1,157,961	1,164,380
Long-term debt, net	1,290,579	1,349,653
Total liabilities	2,702,975	2,751,803
Shareholders’ equity
Common shareholders’ equity	1,663,256	1,659,935
Accumulated other comprehensive loss	(32,003)	(32,665)
Total shareholders’ equity	1,631,253	1,627,270
Total liabilities and shareholders’ equity	$4,334,228	$4,379,073

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